EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Astrotech Corporation

Austin, Texas

We hereby consent to the incorporation by reference in this Registration Statement and the Registration Statement on Form S-1 (No. 333-239705) and Form S-3 (Nos. 333-227963 and 333-226060) of our report dated September 8, 2020, with respect to the consolidated financial statements of Astrotech Corporation (the "Report"), included in Astrotech Corporation's Annual Report on Form 10-K for the year ended June 30, 2020. Our Report contains an explanatory paragraph regarding Astrotech Corporation's ability to continue as a going concern.

ArmaninoLLP

San Francisco, California

October 21, 2020